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NEWSRELEASE                                                      (WILLIAMS LOGO)

NYSE: WMB
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DATE:      Nov. 7, 2003


                 WILLIAMS ANNOUNCES EXPIRATION OF TENDER OFFERS

         TULSA, Okla. - Williams (NYSE:WMB) announced today the expiration, as of 5 p.m. Eastern time on Nov. 6, of all its cash tender offers relating to approximately $1.641 billion aggregate outstanding principal amount of its debt securities.

         Williams has accepted for payment all debt securities validly tendered and not validly withdrawn pursuant to the tender offers.

         As of the expiration of the offers, Williams had received tenders of debt securities with an aggregate principal amount of approximately $951 million, including the following:

         o Approximately $721 million aggregate principal amount of 9.25 percent notes, due March 15, 2004, representing approximately 52 percent of the outstanding principal amount of 9.25 percent notes.

         o Approximately $24 million aggregate principal amount of 9.875 percent debentures due 2020, originally issued by Transco Energy Company, representing approximately 91 percent of the outstanding principal amount of the Transco notes.

         o Approximately $105.5 million aggregate principal amount of various tranches of Series B Medium Term Notes due 2003-2022, originally issued by MAPCO, Inc., representing approximately 99 percent of the outstanding principal amount of the MAPCO notes.

         o Approximately $100 million aggregate principal amount of three series of debentures, due 2012-2021, issued by Williams under a 1990 indenture, representing approximately 93 percent of the outstanding principal amount of the Williams notes.

         As a result of the premiums paid by Williams on the cash tender offers, the company expects to record a pre-tax charge to earnings of approximately $56 million in the fourth quarter.

         Lehman Brothers served as lead dealer manager, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. served as co-dealer managers, and D.F. King & Co. Inc. served as the information agent for the tender offers.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.


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CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Richard George
                    Williams (investor relations)
                    (918) 573-3679

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.